Exhibit 4.1

€252,781,000
ROHM AND HAAS COMPANY
3.50% Notes due September 19, 2012
Fiscal Agency Agreement
by and among
Rohm and Haas Company, as Issuer,
JPMorgan Chase Bank, N.A.
as Fiscal Agent and Principal Paying Agent

Dated as of September 19, 2005

This FISCAL AGENCY AGREEMENT (this “Agreement”) is made as of September 19, 2005 among ROHM AND HAAS COMPANY, a Delaware corporation (the “Company”) and JPMORGAN CHASE BANK, N.A., a bank duly incorporated and existing under the laws of New York acting through its London Branch, as fiscal agent and principal paying agent.

Section 1. Delivery of Notes; Appointments.

(a) Pursuant to a Dealer Manager Agreement, dated August 23, 2005, between the Company and the Dealer Manager named therein, the Company has agreed, subject to the conditions therein set forth, to issue €252,781,000 3.50% Notes due September 19, 2012 (the “Notes”) in denominations of €50,000 and above. The Notes will initially be represented by a single temporary global note (the “Temporary Global Note”), without interest coupons (the “Coupons”), in substantially the form set forth in Exhibit A. Beneficial interests in the Temporary Global Note will be exchangeable for beneficial interests in a global note (the “Global Note”), without Coupons, in substantially the form set forth in Exhibit F on or after the Restricted Period Expiration Date (as hereinafter defined) upon and to the extent that the certification requirements set forth in Section 1 (d)(iii) hereof have been satisfied. Beneficial interests in the Global Note will be exchangeable for Definitive Notes in bearer form in the circumstances described in the Global Note in denominations of €50,000 and above with Coupons attached in substantially the form set forth in Exhibit B. References herein to “Conditions” are to the numbered terms and conditions of the Notes, which are set forth in Exhibit C, and terms which are defined in the Conditions shall have the same meanings where used herein. An index to the location of certain definitions in this Agreement, the Conditions and the Notes is set forth in Section 18(b) hereof. The expression the “Notes” shall, where the context so permits, include the Temporary Global Note, the Global Note and any Definitive Notes that may be issued.

(b) JPMorgan Chase Bank, N.A., at its principal corporate trust office in London is hereby appointed by the Company as fiscal agent and principal paying agent upon the terms and subject to the conditions set forth below. JPMorgan Chase Bank, N.A., London Branch, at its principal corporate trust office in London hereby accepts such appointments. JPMorgan Chase Bank, N.A., at its principal corporate trust office in London, and its successors as appointed in accordance with Section 11 hereof is hereinafter called the “Fiscal Agent.” JPMorgan Chase Bank, N.A., at its principal office in London, and all other paying agents, if any, appointed by the Company from time to time are hereinafter called the “Paying Agents.”

(c) (i) The Company shall deliver on behalf of Rohm and Haas Denmark Finance A/S the duly executed Temporary Global Note and Global Note to the Fiscal Agent at least one Business Day prior to the Closing Date (as hereinafter defined), and the Fiscal Agent shall deliver the Temporary Global Note, duly authenticated by an authorized signatory of the Fiscal Agent, on September 19, 2005, or on such other date as the Dealer Manager and the Company may agree (the “Closing Date”), upon instruction from the Company to a common depositary for Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”) and for Clearstream Banking, société anonyme, Luxembourg (“CBL”). The Company will deliver, or cause to be delivered, to the Fiscal Agent Definitive Notes in bearer form in an aggregate principal amount of €252,781,000 for issuance as provided in Section 1(d) hereof upon the expiration of not less than 60 days’ prior notice, or such other period as is specified in the Global Note, to the Fiscal Agent from Euroclear or CBL, acting on behalf of one or more owners of beneficial interests in the Global Note. All deliveries of the Temporary Global Note, the Global Note and any Definitive Notes shall be made outside the United States.

(ii) The Fiscal Agent may, at its discretion, appoint any person to act as the agent of the Fiscal Agent in authenticating, delivering and endorsing the Notes or taking any other action that is required by this Agreement to be taken with respect thereto. Such person may authenticate, deliver and endorse the Notes whenever the Fiscal Agent may do so, unless limited by the terms of such appointment. Each reference in this Agreement and the Notes to authentication, delivery or endorsement by the Fiscal Agent shall include authentication, delivery or endorsement by any such agent so appointed.

(d) (i) The Fiscal Agent shall (subject to subsection (iii) below) on or after the Restricted Period Expiration Date (as hereinafter defined) authenticate and deliver to the Common Depositary for the account of owners of beneficial interests in the Temporary Global Note that have provided the certification described in subsection (iii) below, in exchange for the portion of the Temporary Global Note beneficially owned by such owners, the Global Note endorsed as provided in subsection (iv) below. The “Restricted Period Expiration Date” shall mean the date which is the first business day following the period of 40 days from but not including the Closing Date.

(ii) The Fiscal Agent shall, upon not less than 60 days’ prior notice, or such other period as is specified in the Global Note, to the Fiscal Agent from Euroclear or CBL (acting on behalf of one or more owners of beneficial interests in the Global Note), authenticate and deliver to Euroclear or CBL for the account of such beneficial owners, in exchange for the portion of the Global Note beneficially owned by such owners, Definitive Notes in an aggregate principal amount equal to the aggregate principal amount of the Global Note beneficially owned by such owners. The Fiscal Agent will notify the Company of the receipt of the notice referred to in the preceding sentence on the day of receipt.

(iii) Notwithstanding anything to the contrary in subsection (i) above, the Fiscal Agent will only authenticate and deliver the Global Note and endorse the Global Note for exchange with respect to portions of the Temporary Global Note as to which Euroclear or CBL has delivered to the Fiscal Agent a certificate or certificates substantially in the form set forth in Exhibit D, dated not earlier than the Restricted Period Expiration Date. All deliveries of the Global Note hereunder shall be made outside the United States. Solely for the purposes of United States Treas. Reg. § 1.163-5(c)(2)(i)(D), the Company hereby appoints the Fiscal Agent as its agent to receive any certificates substantially in the form of Exhibit D that are required to be delivered pursuant to this subsection (iii) and to deliver to the Company all such certificates within a reasonable period, and the Fiscal Agent hereby accepts such appointment. The delivery to the Fiscal Agent by Euroclear or CBL of such a certificate may be relied upon by the Company and the Fiscal Agent as conclusive evidence that a related certificate or certificates substantially in the form set forth in Exhibit E and dated not earlier than 15 days prior to the date of the related certificate of Euroclear or CBL has or have been delivered (as provided in United States Treas. Reg. § 1. 163-5(c)(2)(i)(D)(3)) to Euroclear or CBL by one or more beneficial owners of the Temporary Global Note.

(iv) Upon delivery by Euroclear or CBL to the Fiscal Agent of certificates substantially in the form of Exhibit D, as contemplated in subsection (iii) above, the part of the Temporary Global Note referred to in such certificates shall be exchanged for beneficial interests in the Global Note and shall be endorsed on Schedule II to the Temporary Global Note as a subtraction and on Schedule II to the Global Note as an addition by the Fiscal Agent. The aggregate principal amount of the Global Note that has from time to time been endorsed on such Schedule II to the Global Note is referred to herein as the “Certified Amount.” The Temporary Global Note’s remaining principal amount shall be reduced for all purposes by the amount so exchanged and endorsed. Until the entire principal amount of the Temporary Global Note has been so exchanged in full, holders of beneficial interests in the Temporary Global Note shall in all respects be entitled to the same benefits as holders of beneficial interests in the Global Note for which the Temporary Global Note may be exchanged, except that neither the holder nor the beneficial owners of the Temporary Global Note shall be entitled to receive payments of principal of, or interest or any additional amounts (“Additional Amounts”) payable pursuant to Section 6 of the Conditions (if any) on, the Temporary Global Note except as provided in Section 1(e)(iii) hereof and Exhibit A attached hereto.

(v) Until the entire principal amount of the Global Note has been exchanged in full for Definitive Notes, holders of beneficial interests in the Global Note shall in all respects be entitled to the same benefits as holders of Definitive Notes for which the Global Note may be exchanged, except that neither the holder nor the beneficial owners of the Global Note shall be entitled to receive payments of principal of, or interest or any Additional Amounts (if any) payable pursuant to Section 6 of the Conditions on, the Global Note except as provided in Section 1(e)(i) hereof and Exhibit F attached hereto.

(vi) If the Global Note has been exchanged for Definitive Notes, holders of beneficial interests in the Temporary Global Note attempting to exchange their interests in the Temporary Global Note for interests in the Global Note pursuant to the terms of the Temporary Global Note shall instead receive Definitive Notes from the Fiscal Agent, provided that the provisions of the Temporary Global Note and the relevant provisions of Section 1(d)(iv) hereof shall apply mutatis mutandis to any such exchange of interests in the Temporary Global Note for Definitive Notes as if all references therein to Global Notes and beneficial interests in Global Notes were references to Definitive Notes.

(e) (i) The Global Note will provide that payments of principal of, and interest and Additional Amounts, if any, on any portion of the Notes which is represented by the Global Note will be made in accordance with the Conditions. Payments to each of Euroclear and CBL in respect of the portion of the Global Note held for their respective accounts will be made in accordance with the provisions of the Notes; provided that payment will only be made to Euroclear and CBL in respect of the Certified Amount (determined at the opening of business on the Payment Date) and will only be made outside the United States of America (including the States and the District of Columbia) or its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands) (the “United States”), and will not be made by transfer to an account in, or by U.S. mail to an address in, the United States.

(ii) Each of Euroclear and CBL has undertaken to credit such amounts received by it in respect of the Global Note on the relevant Payment Date to the accounts of those persons appearing in their respective records as owners of beneficial interests in the Global Note.

(iii) In the event that any Payment Date shall occur at a time when any portion of the principal amount of the Temporary Global Note has not been exchanged for beneficial interests in the Global Note, payments of principal of, and interest and Additional Amounts (if any) on that portion of the principal amount of the Temporary Global Note that has not been exchanged for beneficial interests in the Global Note shall be paid outside the United States and shall not be transferred to an account in, or by mail to an address in, the United States, by the Company to the Fiscal Agent on or before such Payment Date and shall be held by the Fiscal Agent for payment to Euroclear or CBL upon such exchange (whereupon Euroclear and CBL have undertaken to credit such amount to the account of the owner(s) of the related portion(s)).

(iv) Interest payable after the delivery of a Definitive Note may be collected only upon presentation of the Coupons attached thereto as they mature.

(f) Any exchange pursuant to Section 1(d) hereof shall be made free of charge to the holder and the beneficial owners of the Temporary and Global Notes and to the holders of the Definitive Notes issued in exchange for beneficial interests in the Global Note as provided above.

(g) Upon return of the entire principal amount of the Temporary Global Note to the Fiscal Agent in exchange for beneficial interests in the Global Note, the Fiscal Agent shall cancel the Temporary Global Note by perforation or by affixing an appropriate stamp, and shall forthwith destroy such Temporary Global Note on behalf of the Company and confirm to the Company that it has done so.

(h) Upon return of the entire principal amount of the Global Note to the Fiscal Agent, in exchange for the Definitive Notes, the Fiscal Agent shall cancel the Global Note by perforation or by affixing an appropriate stamp and shall forthwith destroy such Global Note on behalf of the Company and confirm to the Company that it has done so.

(i) All Notes delivered to the Fiscal Agent, including the Temporary Global Note, shall be signed on behalf of the Company by a duly authorized representative of the Company, and any such signature may be manual or facsimile. The signature of any person who shall hold any office with the Company at the date of signature may be used notwithstanding that when any Note shall be delivered any such person shall have ceased to hold such office. The Company covenants that each such Note, when issued, will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles).

(j) The Company may, without the consent of the holders of the Notes and Coupons, issue from time to time additional Notes under this Agreement having the same terms and conditions (save for their issue date and the amount of the first payment of interest therein) which will be treated as a single series with the Notes offered hereby.

Section 2. Payments.

(a) The Company shall, by 10:00 a.m., London time, on each date on which any payment (whether of principal, interest or otherwise) in respect of the Notes or the Coupons becomes due (a “Payment Date”), transfer to the Fiscal Agent such amount in same day, immediately available funds as may be required for the purposes of such payment.

(b) Subject to payment being duly made by the Company as provided above, the Paying Agents shall pay or cause to be paid on behalf of the Company on and after each Payment Date the amounts due in respect of the Notes or the Coupons, as the case may be, in accordance with the Conditions and the terms of this Agreement. So long as the Company has made payments as provided in Section 2(a) hereof on or before each Payment Date, the Company shall not be liable for any delay in payments by the Fiscal Agent or any Paying Agent hereunder. Unless and until the full amount of any payment has been received by the Fiscal Agent, none of the Paying Agents shall be bound to make payments in respect of the Notes or the Coupons as aforesaid. The Company shall provide to the Fiscal Agent, at least two (2) business days prior to each Payment Date, irrevocable payment instructions regarding all payments to be made on behalf of the Company hereunder.

(c) (i) The Fiscal Agent shall forthwith notify by facsimile, each of the other Paying Agents and the Company in the event that it has not received on any Payment Date the full amount so payable on such date.

(ii) In the absence of such notification from the Fiscal Agent in accordance with Section 2(c)(i) hereof to the effect that the Fiscal Agent has not received payment, such Paying Agents shall assume that the Fiscal Agent has received the full amount due on such Payment Date in respect of the Notes or the Coupons, as the case may be, and shall be required:

(A) to pay maturing Notes and Coupons in accordance with the Conditions and this Agreement; and

(B) to claim from the Fiscal Agent any amounts so paid by it.

(d) The Fiscal Agent shall on demand promptly reimburse the other Paying Agents for payments in respect of the Notes and the Coupons if properly made by them in accordance with the Conditions and this Agreement.

(e) If the Fiscal Agent has not received by any Payment Date the full amount payable on such date but receives such full amount later it shall:

(i) forthwith so notify the other Paying Agents and the Company; and

(ii) as soon as practicable give notice to the holders of the Notes in accordance with the Conditions that it has received such full amount.

(f) All sums payable to the Fiscal Agent hereunder shall be paid in euro, subject to applicable laws and regulations, in immediately available funds to such account as the Fiscal Agent may from time to time inform the Company.

(g) Notwithstanding any other provision hereof, no payment with respect to the principal of, or interest or Additional Amounts (if any) on, any Notes may be made at any office of the Fiscal Agent or any Paying Agent in the United States nor will any payment be made by transfer to an account in, or by mail to an address in, the United States. Except as provided in Section 1(e) hereof, payments of principal and interest will be made against surrender of the Notes or Coupons, as the case may be, at the specified offices of any of the Paying Agents outside the United States, subject in each case to any applicable laws and regulations. Such payments will be made by euro check, or at the option of the holder, by transfer to a euro denominated account maintained by such holder payee with a bank outside the United States.

(h) Subject to Sections 3 and 10 hereof, the Fiscal Agent shall be entitled to deal with monies paid to it hereunder in the same manner as other monies paid to it as a banker by its customers except that (i) it shall not be entitled to exercise any lien, right of set-off or similar claim in respect thereof and (ii) it shall not be liable to any person for interest on any sums held by it under this Agreement.

(i) If on presentation of a Note or Coupon the amount payable in respect thereof is not paid in full (otherwise than as a result of deduction of tax as permitted by the Conditions), the Paying Agent to which the Note or Coupon is presented shall ensure that such Note or Coupon is enfaced with a memorandum of the amount paid and the date of payment.

(j) If the Company or any Paying Agent is compelled by United States law to make any withholding or deduction from any payment due in respect of any Note, it will make available to the Fiscal Agent for inspection, upon its written request, all records, accounts, certificates and other documents relating to such payment in order that the Fiscal Agent may confirm to the holder of such Note that such payment has been duly made.

Section 3. Repayment.

All monies paid by the Company to the Fiscal Agent for payment of the principal of, or interest or Additional Amounts (if any) on, any Note and remaining unclaimed for two years after such payment has been made shall be repaid to the Company, and to the extent permitted by law, the holder of such Note thereafter may look only to the Company for payment as a general unsecured creditor thereof, until such time as such funds may be escheated to the state. The Fiscal Agent shall not be otherwise required to repay any such monies received by it to which it is entitled under this Agreement. Subject to applicable laws and regulations, any payment that will be made by the Company under this paragraph with respect to Notes will be made outside the United States.

Section 4. Redemption.

If the Company intends to redeem all of the Notes pursuant to Section 3 of the Conditions, it shall give the Fiscal Agent notice of such redemption as required by Section 3 of the Conditions, stating the date on which such Notes are to be redeemed.

Section 5. Cancellation, Destruction and Records.

(a) All Notes that are redeemed (together with such unmatured Coupons as are attached thereto or are surrendered therewith at the time of such redemption) and all Coupons that are paid or have become void shall be cancelled forthwith by perforation by the Paying Agent by or through which they are redeemed, paid or received. Such Paying Agent shall give all relevant details to the Fiscal Agent and forthwith cancel the Notes and Coupons (if such Paying Agent is other than the Fiscal Agent).

(b) The Fiscal Agent shall forthwith destroy all cancelled Notes and Coupons on behalf of the Company upon receipt thereof (whether directly or from any other Paying Agent).

(c) The Fiscal Agent shall as soon as practicable and in any event within three months after the date of any such redemption or payment furnish to the Company a certificate stating (i) the aggregate principal amount of Notes which have been redeemed and cancelled and the aggregate amount paid in respect of Coupons which have been paid and cancelled, (ii) the serial numbers of such Notes, (iii) the total numbers by maturity date of such Coupons and (iv) that all such cancelled Notes and Coupons have been destroyed.

(d) The Fiscal Agent shall keep a full and complete record of all Notes and Coupons and of their validation, redemption, purchase, cancellation or payment (as the case may be) and of all replacement Notes and Coupons issued in substitution for lost, stolen, mutilated, defaced or apparently destroyed Notes or Coupons and shall make such record available at all reasonable times to the Company.

Section 6. Issue of Replacement Notes and Coupons.

(a) The Company shall cause a sufficient quantity of additional forms of Notes and Coupons to be made available, upon request, to the Fiscal Agent for the purpose of issuing replacement Notes and Coupons in accordance with the terms of this Agreement.

(b) The Fiscal Agent (in such capacity, the “Replacement Agent”) shall, subject to and in accordance with the Conditions and the following provisions of this Section 6, issue any replacement Notes or Coupons in place of Notes or Coupons which have been lost, stolen, mutilated, defaced or apparently destroyed.

(c) In the case of a mutilated or defaced Note, the Replacement Agent shall ensure that (unless otherwise covered by such indemnity and other document as the Company may require) any replacement Note will only have attached to it Coupons corresponding to those attached to the mutilated or defaced Note which is presented for replacement.

(d) The Replacement Agent shall not issue any replacement Note or Coupon unless and until the applicant therefor shall have:

(i) paid such costs as may be incurred in connection therewith;

(ii) in the case of a lost, stolen, defaced, mutilated or destroyed Note or Coupon, furnished the Replacement Agent with such evidence (including evidence as to the serial number of the Note or Coupon in question) and indemnity in respect thereof as the Company and the Replacement Agent may require; and

(iii) surrendered to the Replacement Agent any mutilated or defaced Note or Coupon to be replaced.

(e) The Fiscal Agent shall cancel and destroy any mutilated or defaced Notes or Coupons replaced pursuant to this Section 6 and shall furnish the Company with a certificate stating the serial numbers of Notes and Coupons so cancelled and destroyed.

(f) The Replacement Agent shall, on issuing any replacement Note or Coupon, forthwith inform the other Paying Agents and the Company of the serial number of such replacement Note or Coupon issued, the date of issue and the serial number of the Note or Coupon in place of which such replacement Note or Coupon has been issued.

(g) Whenever any Note or Coupon alleged to have been lost, stolen or destroyed in replacement for which a new Note or Coupon has been issued shall be presented to any of the Paying Agents for payment, the Paying Agent to which such Note or Coupon is presented shall immediately send notice thereof to the Fiscal Agent (if other than such Paying Agent), which shall so inform the Company and after consultation between them take appropriate action.

(h) Notwithstanding anything to the contrary stated herein, no replacement Note or Coupon shall be delivered within the United States.

Section 7. Notices to Holders of the Notes.

The Fiscal Agent shall publish such notices as are required to be given by the Fiscal Agent in Section 11(e) hereof (relating to changes in Paying Agents), and Section 3 of the Conditions (relating to redemptions of Notes).

At the request and expense of the Company, the Fiscal Agent shall arrange for the publication of all other notices to holders of the Notes in accordance with the Conditions. The Company shall provide the final form of each notice to be published to the Fiscal Agent no later than 3 (three) Business Days prior to the latest date for publication.

Section 8. Documents and Forms.

The Company shall provide to the Fiscal Agent for distribution among the Paying Agents:

(i) specimen Notes;

(ii) sufficient copies of all documents required by the Conditions to be available for issue or inspection; and

(iii) in the event of a meeting of holders of the Notes being called, or the written consent of holders of Notes being solicited, such forms and other documents as the Fiscal Agent may reasonably require for the purpose of such meeting or solicitation.

Section 9. Indemnity.

(a) The Company shall indemnify the Fiscal Agent and each of the Paying Agents against any loss, liability, cost, claim, action, demand or expense which it may incur or which may be made against it as a result of, or in connection with, its appointment or the exercise of its powers and performance of its duties hereunder (including, without limiting the generality of the foregoing, any action based upon a claim that the Fiscal Agent, any of the Paying Agents, or the Company has contravened the securities laws of any jurisdiction), except such as may result from the breach by it of the terms of this Agreement or the Notes or from its own negligence or willful misconduct or that of any of its officers, employees or agents.

(b) The Fiscal Agent and each of the Paying Agents shall severally and not jointly indemnify the Company against any loss, liability, cost, claim, action, demand or expense which the Company may incur or which may be made against it as a result of the breach by the Fiscal Agent or such Paying Agent of the terms of this Agreement or the Notes or its negligence or willful misconduct or that of its officers, employees or agents.

(c) The indemnification obligations set forth herein shall survive the termination or expiration of this Agreement.

Section 10. General.

(a) In acting under this Agreement, the Fiscal Agent and the Paying Agents are acting solely as agents of the Company and do not assume any obligation to or relationship of agency or trust for or with any of the holders for the time being of the Notes or Coupons except that all funds held by the Paying Agents for payment to the holders of the Notes shall be held in a separate account, to be applied as set forth herein. The Fiscal Agent and the Paying Agents shall only be obligated to perform the duties set forth in this Agreement and shall not be obligated to perform any implied duties.

(b) The Fiscal Agent may consult on any legal matter any legal adviser selected by it, which may be an employee of or legal adviser to the Company, and the Fiscal Agent and each of the Paying Agents shall be protected and shall incur no liability for action taken, or suffered to be taken, with respect to such matter in good faith and in accordance with the opinion of such legal adviser. The reasonable expenses incurred by the Fiscal Agent for the fees of such legal advisers shall be for the account of the Company and shall be subject to reimbursement pursuant to the letter referred to in Section 12 hereof.

(c) Without limiting the protections of Section 10(g) hereof, the Fiscal Agent and each of the Paying Agents shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Note or Coupon, notice, direction, consent, certificate, affidavit, statement, cablegram or other paper or document reasonably believed by it to be genuine and to have been passed or signed by the proper parties.

(d) The Fiscal Agent and each of the Paying Agents, their affiliates and their respective officers, directors and employees may become the owner of, or acquire any interest in, any Note or Coupon, with the same rights that they would have if the Fiscal Agent or such Paying Agent were not the Fiscal Agent or a Paying Agent hereunder, and may engage or be interested in any financial or other transaction with the Company, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or other obligations of, or lenders to, the Company as freely as if the Fiscal Agent or such Paying Agent were not the Fiscal Agent or a Paying Agent hereunder.

(e) The Fiscal Agent and each of the Paying Agents will forthwith deliver to the Company a copy of any notice or other document delivered to it by any Noteholder or Couponholder in its capacity as the Fiscal Agent or a Paying Agent hereunder.

(f) Except as required by Section 10(e) hereof, neither the Fiscal Agent nor any of the Paying Agents shall have any duty or responsibility in case of any default by the Company in the performance of its obligations under the Conditions (including, without limiting the generality of the foregoing, any duty or responsibility to accelerate all or any of the Notes or to initiate or to attempt to initiate any proceedings at law or otherwise or to make any demand for the payment thereof upon the Company).

(g) The Fiscal Agent, the Paying Agents and the Company shall (except as ordered by a court of competent jurisdiction or as required by law) notwithstanding any notice to the contrary be entitled to treat the bearer of any Note or Coupon as the absolute owner thereof and shall not be liable for so doing.

(h) Neither the Fiscal Agent nor either of the Paying Agents shall be obliged to perform any of its duties hereunder if it has reason to believe that the Company will not reimburse it for the reasonable costs incurred by it in the performance of such duties. Under no circumstances shall the Fiscal Agent or Paying Agents be obliged to expend or risk their own funds during the performance of their duties hereunder except as provided hereunder.

Section 11. Changes in Fiscal Agent and Paying Agents.

(a) The Company may at any time:

(i) appoint additional Paying Agents; and

(ii) subject to Section 11(c) hereof, terminate the appointment of: (A) the Fiscal Agent; or (B) with the prior written consent of the Fiscal Agent, any Paying Agent, in each case by giving the party concerned and, in the case of any Paying Agent, the Fiscal Agent, no less than 60 days’ written notice to that effect, which notice shall not expire less than 30 days before or after any Payment Date.

(b) Subject to Section 11(c) hereof, the Fiscal Agent or any Paying Agent may resign its appointment hereunder at any time by giving to the Company, and in the case of any Paying Agent to the Fiscal Agent, not less than 60 days’ prior written notice to that effect, which notice shall expire not less than 30 days before or after any Payment Date.

(c) Notwithstanding Sections 11 (a) and 11(b) hereof:

(i) no resignation by or termination of the appointment of the Fiscal Agent shall take effect until another bank or financial institution has been appointed on the terms of this Agreement to act as Fiscal Agent in its place; and

(ii) no resignation by or termination of the appointment of any Paying Agent shall take effect if as a result of such resignation or termination there would cease to be (so long as the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange so requires) a Paying Agent in Luxembourg; provided that, in the event the appointment of the Fiscal Agent or the Paying Agent in Luxembourg has been terminated by the Company pursuant to Section 11 (a) hereof, or the Fiscal Agent or the Paying Agent in Luxembourg has resigned its appointment pursuant to Section 11(b) hereof, and the Company has failed to appoint a new Fiscal Agent or Paying Agent, as applicable, prior to the date that is 10 days before the scheduled date of termination or resignation, the Fiscal Agent may select another bank or financial institution to act as Fiscal Agent in its place or appoint a Paying Agent in Luxembourg, as applicable.

(d) Any Paying Agent may change the address of its office within a particular city, in which event it shall give to the Company and the Fiscal Agent not less than 30 days’ prior written notice to that effect, giving the address of the new office and the date upon which such change is to take effect.

(e) The Fiscal Agent shall give to the holders of the Notes in accordance with the Conditions not less than 30 days’ notice of any such proposed appointment, termination, resignation or change of which it is aware.

(f) Any successor Fiscal Agent or Paying Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Fiscal Agent or Paying Agent, without any further act, deed or conveyance shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Fiscal Agent or Paying Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Fiscal Agent or Paying Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Fiscal Agent or Paying Agent hereunder.

(g) Any retiring Fiscal Agent or Paying Agent shall, following its resignation or removal, continue to enjoy the indemnities set forth herein with respect to the performance or non-performance of its obligations hereunder while serving as Fiscal Agent or Paying Agent, as the case may be.

Section 12. Commissions, Fees and Expenses.

The Fiscal Agent will receive as compensation for its services under this Agreement the fees and expenses referred to in a letter dated the date hereof from the Fiscal Agent to the Company, and the Company shall be responsible for all taxes, stamp duty and reasonable out-of-pocket expenses (including legal, advertising, telex and postage expenses) incurred by the Fiscal Agent in performing its duties hereunder. The compensation of the Paying Agents shall be as agreed between the Company and the Paying Agents.

Section 13. Notices and Communications.

(a) All communications hereunder shall be in writing and shall be delivered at or sent by facsimile to the applicable party at its address set forth on the signature pages of this Agreement or at such other address as such party shall have notified to the other parties in a communication complying with this Section 13(a). Any communication so sent by facsimile shall be deemed to have been delivered at the time of dispatch with confirmation of receipt or confirmed answerback.

(b) All communications relating to this Agreement between the Company, on the one hand, and any of the Paying Agents, on the other hand, or between the Paying Agents themselves shall be made through the Fiscal Agent.

(c) All notices received by the Fiscal Agent on behalf of the Company under this Agreement and the Notes shall be delivered to the Company by the Fiscal Agent on the dates on which the Fiscal Agent receives such notices.

Section 14. Meetings and Consent Solicitations of Holders, Modification and Waiver.

(a) Modifications and amendments to this Agreement or to the Conditions, insofar as such modifications or amendments affect the rights, powers, duties or obligations of the holders of the Notes, may be made, and past default by the Company under any of the provisions hereof or thereof may be waived by the holders of the Notes, with the written consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, or of such lesser percentage, as may act at a meeting of the holders of the Notes held in accordance with the provisions set forth herein, to be held at such time and at such place as the Company shall determine; provided, that no such modification, amendment or waiver may, without the consent of the holder of each Note affected thereby: (i) waive a default in the payment of the principal of or interest on any such Note, or change the stated maturity of the principal of or any installment of interest on any such Note; (ii) reduce the principal amount of or the rate of interest on any such Note or change the obligation of the Company to pay Additional Amounts with respect to such Note; (iii) change the currency of payment of principal of or interest on any such Note; (iv) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Note; (v) reduce the percentage of aggregate principal amount of Notes outstanding necessary to modify or amend this Agreement or the Conditions by written consent or reduce the percentage of votes required for the adoption of any action at a meeting of holders of Notes; or (vi) modify the obligation of the Company to maintain an office or agency outside the United States for the purposes specified herein. Notice of any meeting of holders of Notes, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given in accordance with Section 15 of the Conditions at least twice, the first publication to be not less than 20 nor more than 180 days prior to the date fixed for the meeting. To be entitled to consent in writing to any amendments to this Agreement or to the Conditions a person shall be a holder of one or more Notes. To be entitled to vote at any meeting of holders of Notes, a person shall be a: (x) holder of one or more Notes; or (y) person appointed by an instrument in writing as proxy by the holder of one or more Notes. The only persons who shall be entitled to be present or to speak at any meeting of holders of Notes shall be the persons entitled to vote at such meeting and their counsel and any representatives of the Company and its counsel.

(b) The persons entitled to vote a majority in principal amount of Notes at the time outstanding shall constitute a quorum at a meeting of the holders of Notes convened for the purpose referred to above except as hereinafter provided. No business shall be transacted in the absence of a quorum, unless a quorum is present when the meeting is called to order. In the absence of a quorum, the meeting shall be adjourned for a period of not less than 10 days as determined by the chairman of the meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting shall be further adjourned for a period of not less than 10 days as determined by the chairman of the meeting. Notice of the reconvening of any adjourned meeting shall be given as provided above except that such notice need be given only once but must be given not less than five days prior to the date on which the meeting is scheduled to be reconvened. Subject to the foregoing, at the reconvening of any such meeting further adjourned for the lack of a quorum, the persons entitled to vote 25% in principal amount of Notes at the time outstanding shall constitute a quorum for the taking of any action set forth in the notice of the original meeting. Notice of the reconvening of an adjourned meeting shall state expressly the percentage of the aggregate principal amount of the outstanding Notes which shall constitute a quorum.

(c) At a meeting or an adjourned meeting duly convened and at which a quorum is present as aforesaid and any solicitation of written consents to, any resolution to amend, or to waive compliance with, any of the covenants or conditions referred to above shall be effectively passed and/or decided by the persons entitled to vote the lesser of: (i) a majority in principal amount of the Notes then outstanding; and (ii) 75% in principal amount of the Notes represented and voting at the meeting. In the case of a meeting of holders of Notes, any holder of Notes who has executed an instrument in writing appointing a person as proxy shall be deemed to be present for the purposes of determining a quorum and be deemed to have voted if such person duly appointed as proxy is present and has voted; provided that such holder of Notes shall be considered as present for the purposes of determining a quorum or voting only with respect to the matters covered by such instrument in writing. Any resolution passed or any decision taken at any meeting of holders of Notes duly held in accordance with this section shall be binding on all the holders of Notes whether or not present or represented at the meeting. Any matter consented to in writing by holders of the majority of the principal amount of Notes then outstanding shall be binding on all holders of Notes, whether or not such holders responded to the solicitation of their written consent.

(d) The holding of Notes shall be proved by the production of such Notes or by a certificate, satisfactory to the Company, executed by any bank, banker, trust company or recognized securities dealer, wherever situated, satisfactory to the Company. Each such certificate shall be dated and shall state that on the date thereof a Note bearing a specified serial number was deposited with or exhibited to such bank, banker, trust company, or recognized securities dealer by the person named in such certificate. Any such certificate may be issued in respect of one or more Notes specified therein. The holding by the person named in any such certificate of any Note specified therein shall be presumed to continue for a period of one year from the date of such certificate unless at the time of any determination of such holding: (i) another certificate bearing a later date issued in respect to the same Note shall be produced; (ii) the Note specified in such certificate shall be produced by some other person; or (iii) the Notes specified in such certificate shall have ceased to be outstanding. The appointment of any proxy shall be proved by having the signature of the person executing the proxy guaranteed by any bank, banker, trust company or London or New York Stock Exchange member firm satisfactory to the Company.

(e) The Company shall appoint a temporary chairman of the meeting. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the holders of a majority in principal amount of the Notes represented at the meeting. At any such meeting or with respect to any solicitation of written consents, each holder of Notes or proxy shall be entitled to one vote for each €50,000 principal amount of Notes held or represented by him; provided that no vote shall be cast or counted at any meeting, and no written consents shall be counted, in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting, or in the case of a solicitation of written consents, the Fiscal Agent, to be not outstanding. The chairman of the meeting shall have no right to vote except as a holder of Notes or proxy. Any meeting of holders of Notes duly called at which a quorum is present may be adjourned from time to time, and the meeting be held as so adjourned without further notice.

(f) The vote upon any resolution submitted to any meeting of holders of Notes shall be by written ballot on which shall be subscribed the signatures of the holders of Notes or proxies and on which shall be inscribed the serial number or numbers of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of holders of Notes shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was published as provided above. The record shall be signed and verified by the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other duplicate to the Fiscal Agent to be preserved by the Fiscal Agent, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated. A similar record shall be prepared by the Fiscal Agent with respect to any solicitation of written consents conducted in lieu of a meeting of holders of Notes.

(g) Notwithstanding anything to the contrary contained in Section 14(a) hereof, this Agreement may be amended by the Company and the Fiscal Agent without the consent of any Noteholders or Couponholders, for the purpose of: (i) adding to the covenants of the Company for the benefit of the holders of Notes or Coupons; (ii) surrendering any right or power conferred upon the Company; (iii) permitting payment of principal of and interest on Notes or Coupons in the United States to the extent then permitted under applicable regulations of the United States Treasury Department and provided no adverse tax consequences would result to the Noteholders or Couponholders, as the case may be; (iv) evidencing the succession of a corporation or other person to the Company and the assumption by such successor of the covenants and obligations of the Company in this Agreement and the Notes (including the Conditions); or (v) correcting a manifest error or supplementing any provision contained herein or therein; provided that such supplement does not adversely affect the rights of any Noteholder.

Section 15. Permitted Consolidations of the Company.

(a) If at any time there shall be a merger, consolidation or sale of assets to which any of the covenants contained in Section 7 of the Conditions are applicable, then in any such event the successor or assuming corporation referred to therein will promptly deliver to the Fiscal Agent:

(i) A certificate signed by an executive officer of such successor or assuming corporation stating that as of the time immediately after the effective date of any such transaction the covenants of the Company contained in Section 7 of the Conditions have been complied with; and

(ii) A written opinion of legal counsel (who may be an employee of or counsel to the successor or assuming corporation) stating that in such counsel’s opinion such covenants have been complied with and that any instrument or instruments executed in the performance of such covenants comply with the requirements thereof.

In case of any such merger, consolidation, sale or conveyance, such successor or assuming corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named herein and in the Conditions as the Company; the Company shall thereupon be relieved of any further obligation or liability hereunder or upon the Notes and the Company as the predecessor corporation may, but shall not be required to, thereupon or at any time thereafter be dissolved, wound up or liquidated. Any such successor or assuming corporation may cause to be signed and may issue, either in its own name or in the name of the Company, any or all of the Notes issuable hereunder which theretofore shall not have been executed on behalf of the Company and delivered to the Fiscal Agent; and upon the order of such successor or assuming corporation, instead of the Company, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Fiscal Agent shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the officers of the Company to the Fiscal Agent for authentication, and any Notes which such successor or assuming corporation thereafter shall cause to be signed and delivered to the Fiscal Agent for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Agreement as the Notes theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Notes had been issued at the date of the execution hereof.

In case of any merger, consolidation, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be deemed appropriate by the successor or assuming corporation.

(b) The Fiscal Agent, subject to the provisions of Sections 10(b) and 10(c) hereof, may rely on the documents delivered pursuant to this Agreement by any successor or assuming corporation pursuant to this Section 15 as conclusive evidence that any such merger, consolidation, sale or conveyance complies with the provisions of this section and the Notes.

Section 16. Governing Law and Jurisdiction

(a) This Agreement and the Notes shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to the conflicts of laws principles thereof.

(b) The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the City and County of New York over any suit, action or proceeding arising out of or related to this Agreement or any Notes. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment; provided that service of process is effected upon the Company in the manner specified in the following paragraph or as otherwise permitted by law.

(c) As long as any of the Notes remain outstanding, the Company will at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Agreement or any Notes. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding. The Company has appointed CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at the office of such agent at 111 Eighth Avenue, New York, New York 10011 (or at such other address or, at the office of such other authorized agent as the Company may designate by written notice to the Fiscal Agent), with a copy to the Company at the address for notices set forth in Section 13 hereof; provided that failure to deliver any such copy to the Company shall not affect the validity or effectiveness of any such service of process.

Section 17. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

Section 18. Interpretation; Index to Certain Definitions.

(a) Unless the context requires otherwise, each reference in this Agreement to a section, exhibit or schedule shall be deemed to be a reference to such section, exhibit or schedule of or to this Agreement, and the word “herein” and words of like import shall refer to this Agreement as a whole.

(b) Definitions of the following terms for purposes of this Agreement and the Notes are found where indicated for each below:

Additional Amounts — Section 1(d) and Condition 6
Agreement — preamble
Business Day — preamble to the Conditions
CBL — Section 1(c), Exhibit A and Condition 15
Certified Amount — Section 1(d) and Exhibit F
Closing Date — Section 1(c)
Common Depositary — Exhibit A
Company — preamble, Exhibits A, B and F
Conditions — Section 1(a) and Exhibits A, B and F
Coupons — Section 1(a), Exhibits A, B and F
Euroclear — Section 1(c), Exhibit A and Condition 15
Event of Default — Condition 9
Exchange Date — Exhibit F
Fiscal Agency Agreement — Exhibits A and B
Fiscal Agent — Section 1(b) and preamble to the Conditions
Global Note — Section 1(a) and Exhibit A
Interest Payment Date — preamble to the Conditions and Exhibit B
Notes — Section 1(a), preamble to the Conditions, and Exhibits A and F
Paying Agents — Section 1(b) Payment Date — Section 2(a)
Relevant Date — Condition 6
Replacement Agent — Section 6
Restricted Period Expiration Date — Section 1(d) and Exhibit A
Temporary Global Note — Section 1(a) and Exhibit F
United States — Section 1(e)(i) and Exhibit E

IN WITNESS WHEREOF this Fiscal Agency Agreement has been entered into on the day and year fast above written.

Address:
100 Independence Mall West Philadelphia, Pennsylvania 19106 Telephone: 215-592-3000	ROHM AND HAAS COMPANY By:
Fax: 215-592-3227	Authorized Signatory

Address:
JPMorgan Chase Bank, N.A. Trinity Tower 9 Thomas More Street London E1W 1YT United Kingdom Telephone: 44 207 777 2000	JPMORGAN CHASE BANK, N.A., as Fiscal Agent and Principal Paying Agent By:
Fax: 44 1202 347 945	Authorized Signatory

EXHIBIT A

[FORM OF TEMPORARY GLOBAL NOTE]

ROHM AND HAAS COMPANY
€252,781,000 3.50% Notes due September 19, 2012

This Note is a Temporary Global Note without interest coupons (“Coupons”) in respect of a duly authorized issue by Rohm and Haas Company (the “Company,” which term shall include any successor corporation) of notes, designated as specified in the title hereof (the “Notes”), in the aggregate principal amount of €252,781,000. The Notes are issued with the benefit of a Fiscal Agency Agreement, dated as of September 19, 2005 (the “Fiscal Agency Agreement”), between the Company, and JPMorgan Chase Bank, N.A., as Fiscal Agent, and the Paying Agents named therein. This Temporary Global Note is issued subject to the Fiscal Agency Agreement and the Terms and Conditions (the “Conditions”) attached hereto.

The Company, for value received, hereby promises to pay to the bearer upon presentation and surrender hereof at the office of the Fiscal Agent specified in the Fiscal Agency Agreement on September 19, 2012, or on such earlier date as such sum may become repayable in accordance with the Conditions, the principal sum of €252,781,000, or such lesser amount as shall be the outstanding principal amount hereof after deduction of the aggregate principal amount of a Global Note (defined below) issued in exchange for a portion or portions hereof, and will pay interest on the said principal sum in accordance with the Conditions from September 19, 2005 in arrears on each Interest Payment Date, together with such additional amounts, if any, as may be payable under Section 6 of the Conditions, subject to and in accordance with the Conditions.

This Temporary Global Note will be deposited with JPMorgan Chase Bank, N.A. as common depositary (the “Common Depository”) on behalf of Euroclear Bank, S.A./N.V. as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“CBL”) for credit to the respective accounts of Euroclear and CBL (or to such other accounts as Euroclear or CBL may have directed). The principal amount of this Temporary Global Note shall be reduced on exchange for beneficial interests in a global note without Coupons (the “Global Note”) by endorsement by the Fiscal Agent as specified below.

On and after the Restricted Period Expiration Date (as defined below) CBL or Euroclear may present to the Fiscal Agent one or more certificates signed by CBL or Euroclear, as the case may be, dated not earlier than the Restricted Period Expiration Date, substantially in the form of Exhibit D to the Fiscal Agency Agreement with respect to all or a portion of the principal amount of this Temporary Global Note, whereupon the Fiscal Agent will endorse on Schedule II hereto as a subtraction the amount of the portion of this Temporary Global Note in respect of which such certificates have been received in exchange, outside the United States, for a corresponding portion of the Global Note, or for corresponding amounts of Definitive Notes in bearer form if Definitive Notes are then outstanding. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Each of CBL and Euroclear has agreed with the Company that upon the request of an account holder of a portion of this Temporary Global Note for the exchange of some or all of such portion of this Temporary Global Note for a corresponding portion of the Global Note (or for corresponding amounts of Definitive Notes in bearer form if Definitive Notes are then outstanding), accompanied by a certificate or certificates substantially in the form of Exhibit E to the Fiscal Agency Agreement and dated not earlier than 15 days prior to the date of the certificate of Euroclear or CBL to which such certificate relates, it will deliver to the Fiscal Agent the certificate substantially in the form of Exhibit D to the Fiscal Agency Agreement in respect of such portion of this Temporary Global Note (but only to the extent that the certificate of such account holder has not been modified by subsequent communications).

For the purposes hereof, “Restricted Period Expiration Date” shall mean the first business day following the period of 40 days from (but not including) the Closing Date.

Until the entire principal amount of this Temporary Global Note has been exchanged for beneficial interests in the Global Note or Definitive Notes, as applicable, holders of beneficial interests in this Temporary Global Note shall in all respects be entitled to the same benefits and subject to the same terms and conditions as, a holder of beneficial interests in the Global Note for which such interests could be exchanged, except that neither the holder hereof nor the beneficial owners of this Temporary Global Note be entitled to receive payments of principal of, or interest or Additional Amounts, if any, on, this Temporary Global Note, except as provided in the Fiscal Agency Agreement, the Conditions and in this Temporary Global Note.

No payment will be made on the Temporary Global Note unless exchange for an interest in the Global Note or Definitive Notes, as applicable, is improperly withheld or refused.

All terms used in this Temporary Global Note which are defined in the Fiscal Agency Agreement, the Conditions or the Definitive Notes shall, unless otherwise defined herein, have the meanings assigned to them therein.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent in accordance with the Fiscal Agency Agreement, this Temporary Global Note shall not be valid or obligatory for any purpose.

This Temporary Global Note shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to the conflicts of laws principles thereof.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND IS SUBJECT TO UNITED STATES TAX REQUIREMENTS. THIS NOTE IS BEING OFFERED OR SOLD OUTSIDE THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS (AS THAT TERM IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR UNITED STATES PERSONS (AS THAT TERM IS DEFINED IN UNITED STATES TREASURY REGULATIONS SECTION 1.163-5(c)(2)(i)(D)). ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

IN WITNESS WHEREOF the Company has caused this Temporary Global Note to be signed on its behalf by its duly authorized representative.

Dated: September 19, 2005	ROHM AND HAAS COMPANY

ATTEST:	By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is the Temporary Global Note described in the within-mentioned Fiscal Agency Agreement

JPMORGAN CHASE BANK, N.A., as Fiscal Agent By:
Authorized Officer:

SCHEDULE I

(TEMPORARY GLOBAL NOTE).

THE COMPANY

ROHM AND HAAS COMPANY
100 Independence Mall West
Philadelphia, Pennsylvania 19106
U.S.A.

FISCAL AGENT AND PRINCIPAL PAYING AGENT

JPMORGAN CHASE BANK, N.A.
Trinity Tower
9 Thomas More Street
London E1W 1YT
United Kingdom

PAYING AGENT

THE BANK OF NEW YORK (LUXEMBOURG) S.A.
Aerogolf Center
1A, Hoehenhof
L-1736 Senningerberg
Luxembourg

SCHEDULE II
PRINCIPAL AMOUNT OF THE TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Temporary Global Note for an interest in the Global Note have been made:

Date Made	Principal amount subtracted	Aggregate principal amount following such subtraction	Notation made on behalf of the Fiscal Agent

EXHIBIT B

[FORM OF DEFINITIVE NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND IS SUBJECT TO UNITED STATES TAX REQUIREMENTS. THIS NOTE IS BEING OFFERED OR SOLD OUTSIDE THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS (AS THAT TERM IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR UNITED STATES PERSONS (AS THAT TERM IS DEFINED IN UNITED STATES TREASURY REGULATIONS SECTION 1.163-5(c)(2)(i)(D)). ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

No. ISIN No. XS0230242090 €[50,000]1

ROHM AND HAAS COMPANY
€252,781,000 3.50% Notes due September 19, 2012

Rohm and Haas Company, a Delaware corporation (the “Company,” which term shall include any successor corporation), for value received hereby promises to pay to the bearer upon surrender hereof the principal sum of [FIFTY THOUSAND EUROS, €50,000]1, on September 19, 2012 and to pay interest thereon, from the date hereof, in arrears on September 19 in each year (“Interest Payment Date”), commencing September 19, 2006 at the rate of 3.50% per annum until the principal hereof is paid or made available for payment but only upon presentment and surrender of interest Coupons attached hereto as they severally mature.

This Note is issued with the benefit of a Fiscal Agency Agreement, dated as of September 19, 2005 (the “Fiscal Agency Agreement”), between the Company and JPMorgan Chase Bank, N.A., as Fiscal Agent, and the Paying Agents named therein. This Note is issued subject to the Fiscal Agency Agreement and the Terms and Conditions (the “Conditions”) attached thereto. All terms used in this Note which are defined in the Fiscal Agency Agreement or the Conditions shall, unless otherwise defined herein, have the meanings assigned to them therein.

Neither this Note nor any Coupon attached hereto shall become valid or obligatory for any purpose until the certificate of authentication hereon shall have been duly signed by the Fiscal Agent or an agent thereof acting under the Fiscal Agency Agreement.

This Note shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Note and the Coupons appertaining hereto to be signed in facsimile on its behalf.

Dated:	ROHM AND HAAS COMPANY

ATTEST:	By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Definitive Notes referred to in the within-mentioned Fiscal Agency Agreement.

JPMORGAN CHASE BANK, N.A., as Fiscal Agent By:
Authorized Officer:

1 To be deleted and replaced with a sum in excess of Euro 50,000 for all notes issued in denominations above Euro 50,000.

SCHEDULE I

(DEFINITIVE NOTE)

THE COMPANY

ROHM AND HAAS COMPANY
100 Independence Mall West
Philadelphia, Pennsylvania 19106
U.S.A.

FISCAL AGENT AND PRINCIPAL PAYING AGENT

JPMORGAN CHASE BANK, N.A.
Trinity Tower
9 Thomas More Street
London E1W 1YT
United Kingdom

PAYING AGENT

THE BANK OF NEW YORK (LUXEMBOURG) S.A.
Aerogolf Center
1A, Hoehenhof
L-1736 Senningerberg
Luxembourg

[FORM OF FACE OF COUPON]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND IS SUBJECT TO UNITED STATES TAX REQUIREMENTS. THIS NOTE IS BEING OFFERED OR SOLD OUTSIDE THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS (AS THAT TERM IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR UNITED STATES PERSONS (AS THAT TERM IS DEFINED IN UNITED STATES TREASURY REGULATIONS SECTION 1.163-5(c)(2)(i)(D)). ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

Due September 19, 2012

€

ROHM AND HAAS COMPANY
3.50% Notes due September 19, 2012

Unless the Note to which this Coupon appertains has been called for previous redemption and payment thereof duly provided for, Rohm and Haas Company, a Delaware corporation (the “Company,” which term shall include any successor corporation), on the date set forth hereon, will pay to bearer (subject to the Terms and Conditions (the “Conditions”) of the Notes, which shall be binding upon the holder of this Coupon whether or not it is for the time being attached to the Note), upon surrender hereof at the offices of the Paying Agents set forth on the reverse hereof (and/or any other Paying Agents and/or specified offices as may from time to time be duly appointed and notified to the holders of the Notes) the sum of €     .

Under the Conditions, the Note may, in certain circumstances, become due and payable before the maturity date of this Coupon. In any such event, this Coupon shall become void and no payment shall be made in respect thereof.

Rohm and Haas Company

By:

EXHIBIT C

TERMS AND CONDITIONS OF THE NOTES

The €252,781,000 3.50% Notes due 2012 (“Notes”) have been issued under a Fiscal Agency Agreement (“Fiscal Agency Agreement”) dated as of September 19, 2005, by and between Rohm and Haas Company (the “Company”) and JPMorgan Chase Bank, N.A., as fiscal agent (“Fiscal Agent”). The Notes are limited to €252,781,000 aggregate principal amount and will bear interest from September 19, 2005 at the rate of 3.50% per annum, payable annually in arrears on September 19, of each year (an “Interest Payment Date”), commencing September 19, 2006 until the principal is paid or made available for payment. If any Interest Payment Date would otherwise be a day which is not a Business Day (as defined below), the Interest Payment Date shall be postponed to the next day which is a Business Day and no additional interest shall be payable on account of such delayed payment. “Business Day” means any day, other than a Saturday or Sunday, which is both a day on which commercial banks are open for business in the relevant place of presentation and a day on which the Trans-European Real-Time Gross Settlement Express Transfer (TARGET) System is open. In the event that interest is to be calculated for a period of less than one year, it will be calculated on the basis of a 360 day year consisting of 12 months of 30 days each and in the case of an incomplete month, the actual number of days elapsed.

The Notes are unsecured and unsubordinated obligations of the Company, and rank pari passu without preference among themselves and with all other present and future unsecured and unsubordinated obligations of the Company. Neither the Fiscal Agency Agreement nor the Notes limit other indebtedness or securities that may be incurred or issued by the Company; nor will they contain other restrictive financial covenants or similar restrictions on the Company, except as described in Section 7 under “Certain Covenants of the Company.”

Section 1. Delivery, Form and Denomination

Each Note and Coupon will carry substantially the following legend:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND IS SUBJECT TO UNITED STATES TAX REQUIREMENTS. THIS NOTE IS BEING OFFERED OR SOLD OUTSIDE THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS (AS THAT TERM IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR UNITED STATES PERSONS (AS THAT TERM IS DEFINED IN UNITED STATES TREASURY REGULATIONS SECTION 1.163-5(c)(2)(i)(D)). ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

The sections of the Internal Revenue Code (the “Code”) referred to in such legend provide that United States persons (as defined in the Code), with certain exceptions, will not be entitled to deduct any loss, and will not be entitled to capital gains treatment of any gain, on any sale, disposition or payment of principal of the Notes for United States federal income tax purposes.

Title to the Notes will pass by delivery. The holder of a Note or any Coupon will be treated, to the extent permitted by law, by the Company, the Fiscal Agent, and all of their agents for all purposes as the owner of such Note or Coupon.

Section 2. Payments and Paying Agents

Principal of the Notes will be payable against presentation and surrender of such Notes, and, in the case of Definitive Notes, interest on any Definitive Notes will be payable against presentation and surrender of the Coupons appertaining thereto as they severally mature, in either case, at the designated offices of such Paying Agents outside the United States and its possessions as the Company may appoint from time to time pursuant to the Fiscal Agency Agreement. Payments of interest due in respect of any Notes other than on presentation and surrender of matured Coupons shall be made only against presentation and either surrender or endorsement (as appropriate) of the relevant Note. Payments with respect to the Notes and the Coupons appertaining thereto will be made only in euro, subject to applicable laws and regulations, by euro check or, at the option of a holder, by transfer to a euro denominated account maintained by such holder with a bank outside the United States. No payment with respect to any such Note or Coupon will be made at the office of the Fiscal Agent or at the offices of any Paying Agent appointed by the Company in the United States or its possessions, nor will any payment be made by transfer to an account, or by mail to an address, in the United States or its possessions.

In the event that any Interest Payment Date shall occur at a time when any portion of the principal amount of the Temporary Global Note (as defined in the Fiscal Agency Agreement) has not been exchanged (pursuant to the terms of the Temporary Global Note) for beneficial interests in the Global Note (as defined in the Fiscal Agency Agreement), payments of principal of, and interest and Additional Amounts (if any), on that portion of the principal amount of the Temporary Global Note that has not been exchanged for beneficial interests in the Global Note shall be held by the Fiscal Agent for payment to any holders of the Temporary Global Note only upon such exchange.

The Company has initially appointed the Paying Agents listed at the end of the Exchange Offer Memorandum. The Company agrees that, so long as any of the Notes are outstanding, it will maintain a Paying Agent outside the United States, and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, it will maintain a Paying Agent in Luxembourg, for payments with respect to Definitive Notes and the Coupons appertaining thereto and where the Definitive Notes may be presented or surrendered for exchange and where notices and demands to or upon the Company in respect of the Notes, the Coupons, and the Fiscal Agency Agreement, may be served. The Company shall have the right at any time and from time to time to vary or terminate any appointment as Paying Agent or other agent and to appoint any other Paying Agents or other agencies in such other places outside the United States as they may deem appropriate and shall give prompt notice thereof in the manner described below in the section entitled “Notices.”

The Company will also maintain at all times an office or agency in London solely for the purpose of receiving notices and demands (other than presentation of the Notes or Coupons or demands for payment) from the holders of the Notes and the Coupons but not for the purpose of making payments in respect of the Notes or the Coupons. The Company has initially appointed the office of the Fiscal Agent in London for the purpose of receiving notices and demands (other than demands for payment) from the holders of the Notes and Coupons.

Any monies paid by the Company to the Fiscal Agent for the payment of the principal of, or interest or Additional Amounts (as defined below), if any, on, any Notes and remaining unclaimed at the end of two years after such principal, interest and Additional Amounts, if any, shall have become due and payable (whether at maturity or otherwise) shall then be repaid to the Company upon its written request, and upon such repayment all liability of the Fiscal Agent with respect thereto shall thereupon cease, without, however, limiting in any way any obligation the Company may have to pay the principal of, and interest or Additional Amounts, if any, on, any Note or Coupon as the same shall become due.

Section 3. Redemption

Except as provided below, the Notes may not be redeemed prior to maturity. Unless previously redeemed or repurchased and cancelled, the Notes will be payable at par on September 19, 2012 or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the Notes; provided, that, if the maturity date of the Notes is not a Business Day, the Notes will be payable at par on the next succeeding Business Day (and no interest shall accrue for the period from September 19, 2012 to such payment date).

If: (i) at any time the Company becomes or would become obligated to pay Additional Amounts as described below under the heading “Payment of Additional Amounts”; or (ii) on or after September 19, 2005, any action or further action shall have been taken by any taxing authority, or any action shall have been brought in a court of competent jurisdiction, of the United States or any political subdivision or taxing authority thereof or therein, whether or not such action is taken with respect to the Company, or any affiliate thereof, or any change, amendment, application, interpretation or execution shall have been officially proposed which, in any such case, in the written opinion of independent counsel reasonably acceptable to the Company, will result in the Company becoming obligated to pay such Additional Amounts and such obligation cannot be avoided by the Company taking reasonable measures available to it, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not more than 60 nor less than 30 days’ notice at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due. Prior to the giving of notice of redemption of the Notes pursuant to this paragraph, the Company will deliver to the Fiscal Agent: (i) a certificate setting forth a statement of facts showing that the conditions precedent to the right to effect such redemption have occurred; and (ii) a copy of the written legal opinion referred to above, if required.

Except as set forth in the immediately succeeding paragraph, the Company shall redeem the Notes, as a whole but not in part, upon not more than 60 nor less than 30 days’ notice, at 100% of their principal amount, together with interest accrued to the date fixed for redemption, after determining, based on a written opinion of independent counsel reasonably acceptable to the Company, that any certification, identification or information reporting requirements of United States law or regulation with regard to the nationality, residence or identity (as distinguished from status as a United States Alien (as defined below)) of a beneficial owner of a Note or a Coupon appertaining thereto who is a United States Alien would be applicable to a payment of principal of, or interest on, a Note or a Coupon appertaining thereto made outside the United States by the Company, or a Paying Agent as agent for the Company, and not as agent for the beneficial owner (other than a requirement: (i) that would not be applicable to a payment made directly to the beneficial owner; (ii) that would not be applicable to a payment made to a custodian, nominee or other agent of the beneficial owner; or (iii) that could be satisfied by the holder who is not the beneficial owner thereof or any custodian, nominee or other agent certifying that the beneficial owner is a United States Alien, provided, however, in each case referred to in clauses (ii) and (iii) above that payment by a custodian, nominee or agent (who is not under present law subject to information reporting requirements) to the beneficial owner is not otherwise subject to any requirement referred to in this sentence). The Company shall notify the Fiscal Agent of such determination as soon as practicable, stating in the notice the effective date of such certification, identification or information reporting requirements and the dates within which the redemption by the Company shall occur, and the Fiscal Agent shall give prompt notice thereof in the manner described in “Notices” below. Such redemption of the Notes must take place on a date specified by the Company, such date to be not later than one year after the publication of notice of the Company’s determination of such certification, identification or information reporting requirements. The Company shall not so redeem the Notes, however, if the Company, based on a written opinion of independent counsel reasonably acceptable to the Company, shall determine, not less than 30 days prior to the date fixed for redemption, that no payment in respect of the Notes would be subject to any requirement described above, in which case the Company shall notify the Fiscal Agent, which shall give prompt notice of that determination in the manner described in “Notices” below and any earlier redemption notice under this paragraph shall be revoked and of no further effect.

Notwithstanding the immediately preceding paragraph, if and so long as the certification, identification or information reporting requirements referred to therein would be fully satisfied with respect to the Notes by payment of United States withholding, backup withholding or a similar tax, the Company may elect, prior to the giving of notice of redemption, to have the provisions of this paragraph apply in lieu of the provisions of such immediately preceding paragraph. In that event, the Company will pay such Additional Amounts as are necessary in order that, following the effective date of such requirements, every net payment made outside the United States by the Company, or a Paying Agent of the principal of and interest on a Note or a Coupon appertaining thereto to a holder who is a United States Alien (but without any requirement that the nationality, residence or identity (as distinguished from status as a United States Alien) of the beneficial owner be disclosed to the Company, any Paying Agent, or any United States governmental authority), after deduction for United States withholding, backup withholding or similar tax (other than a withholding, backup withholding or similar tax which would not be applicable in the circumstances referred to in the parenthetical clause contained within the second parenthetical clause of the first sentence of such immediately preceding paragraph) but before deduction or withholding on account of any tax, assessment or other governmental charge described in (a) through (h) of the first paragraph under “Payment of Additional Amounts,” will not be less than the amount provided in the Note or the Coupon to be then due and payable. If the Company elects to pay such Additional Amounts and as long as it is obligated to pay such Additional Amounts, the Company may subsequently redeem the Notes at any time, as a whole but not in part, upon not more than 60 nor less than 30 days’ notice, at 100% of their principal amount, together with accrued interest to the date fixed for redemption.

Section 4. Purchases of Notes

The Company may, directly or through one or more of its subsidiaries, at any time purchase Notes in the open market or otherwise at any price (provided that they are purchased together with all unmatured Coupons relating to such Notes). Any purchase by tender shall be made available to all Noteholders alike. The Notes so purchased, need not be cancelled but may not be re-issued or resold except by Rohm and Haas Denmark Finance A/S in connection with the Company’s initial issuance of the Notes. While held by, or on behalf of, the Company or any subsidiary that purchased Notes, the holder of such Note shall not be entitled to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for purposes described under “Meeting of Holders and Waivers of Covenants”. Notes so acquired may be delivered to the Fiscal Agent for cancellation or otherwise.

Section 5. Cancellation

All Notes so redeemed or purchased as specified above (except for Notes purchased by Rohm and Haas Denmark Finance A/S in connection with the Company’s initial issuance of the Notes) and any unmatured Coupons attached to, or surrendered with, such Notes may not be re-issued or resold. All Notes so redeemed shall be cancelled. In the case of a Global Note, cancellation of any Note following its purchase will be effected by reduction in the principal amount of the Global Note.

Section 6. Payment of Additional Amounts

United States

The Company will pay as additional interest on the Notes or Coupons to the holder of any Note or Coupon who is a United States Alien such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by the Company, or any Paying Agents of principal of, or interest on, the Notes or Coupons, after deduction or withholding for, or on account of, any present or future tax, assessment or other governmental charge imposed upon, or as a result of, such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or Coupon to be then due and payable before any such tax, assessment or other governmental charge; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

(a) any tax, assessment or other governmental charge which would not have been so imposed but for: (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or person having such a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein; (ii) the failure of such holder to comply with any requirement under United States income tax laws and regulations to establish entitlement to exemption from such tax, assessment or other governmental charge; (iii) such holder’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax; or (iv) payment being made in the United States;

(b) any tax, assessment or other governmental charge imposed by reason of the holder: (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company; (ii) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by stock ownership;

(c) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note or Coupon for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice is given to holders, whichever occurs later;

(d) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or any similar tax, assessment or governmental charge;

(e) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on such Note or Coupon;

(f) any tax, assessment or other governmental charge which is payable by a holder that is not the beneficial owner of the Note or the Coupon, or a portion of either, or that is a foreign partnership, but only to the extent that a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficial owner or member received directly its beneficial or distributive share of the payment;

(g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note or Coupon, if such payment can be made without such withholding by any other Paying Agent; or

(h) any combination of items (a), (b), (c), (d), (e), (f), and (g).

For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such holder if such . holder is an estate, a trust, a partnership or a corporation) and the United States.

“United States Alien”, as used herein means any corporation, partnership, individual or fiduciary that, as to the United States is: (i) a foreign corporation; (ii) a nonresident alien individual; (iii) a nonresident alien fiduciary of a foreign estate or trust; or (iv) a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Section 7. Certain Covenants of the Company

The Notes will provide that, so long as any of the Notes or Coupons remain outstanding, the Company will not and will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume, guarantee or suffer to exist any indebtedness for money borrowed (indebtedness for money borrowed and guarantees thereof shall be herein referred to as “Indebtedness”) secured by a mortgage, pledge, charge, lien or other form of encumbrance (hereafter referred to as “liens”) upon any Principal Operating Property (as defined below), or any shares of stock of or Indebtedness of any Restricted Subsidiary, without effectively providing that the Notes (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such Indebtedness so long as such Indebtedness shall be so secured, except that the foregoing restriction shall not apply to: (i) liens on property of, or on any shares of stock of or Indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) liens in favor of the Company, or any Restricted Subsidiary; (iii) liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute; (iv) liens on property (including leasehold estates), shares of stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Indebtedness incurred prior to, at the time of, or within 120 days after, the latest of the acquisition, the completion of construction or the commencement of full operation of such property or within 120 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon and related costs, it being understood that if a bona fide commitment from a bank, insurance company or other lender or investor (not including the Company or any Subsidiary) for such financing is made prior to or within such 120-day period, the applicable lien shall be deemed to be included in this clause (iv) irrespective of whether such lien is created within such 120-day period; or (v) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (i) to (iv), inclusive, provided, that such extension, renewal or replacement lien shall be limited to all or part of the same property, shares of stock or Indebtedness that secured the lien extended, renewed or replaced (plus improvements on such property). Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Notes, issue or assume secured Indebtedness which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such secured Indebtedness at such time does not exceed 5% of consolidated net worth. “Consolidated Net Worth” is defined to mean the aggregate of capital stock and surplus and surplus reserves which would be included on a consolidated balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, less the cost of any treasury shares as included on such balance sheet.

The term “Subsidiary” is defined to mean any corporation, partnership, limited liability company, joint venture, trust, association or unincorporated organization (a “Person”) more than 50% of the outstanding voting stock (or of any other form of general partnership or other voting or controlling interest in the case of a Person that is not a corporation) of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. The term “Restricted Subsidiary” is defined to mean any Subsidiary which owns a Principal Operating Property unless the Company’s Board of Directors determines that the facilities owned by such Subsidiary are not material to the Company’s business as a whole. The term “Principal Operating Property” is defined to mean any principal manufacturing facility (or certain related facilities) in the United States that the Company, or any Subsidiary of the Company, has owned and operated for more than 90 days.

Section 8. Meeting of Holders and Waivers of Covenants

The Fiscal Agency Agreement provides that the Company may, upon the notice specified in the Fiscal Agency Agreement, call a meeting of holders of Notes or solicit the written consent of holders of Notes for the purpose of obtaining a waiver of any covenant or condition set forth above under “Certain Covenants of the Company” or modifying or amending the Fiscal Agency Agreement or the Notes. Persons entitled to vote a majority in principal amount of the Notes outstanding shall constitute a quorum at any meeting of holders of Notes except as hereinafter provided. In the absence of a quorum, a meeting called by the Company shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for another period of not less than 10 days, at which further adjourned meeting persons entitled to vote 25% of the principal amount of the Notes at the time outstanding shall constitute a quorum. Any action that may be taken by the written consent of holders of Notes requires the written consent of at least a majority in principal amount of the outstanding Notes. Any action that may be taken by the meeting of holders of Notes requires a favorable vote of the holders of the lesser of: (i) a majority in principal amount of the outstanding Notes; and (ii) 75% in principal amount of the Notes represented and voting at the meeting; provided, that without the consent of the holder of each Note affected thereby, no modification, amendment or waiver of the Fiscal Agency Agreement or the Notes may: (a) waive a default in the payment of the principal of, or interest on, any such Note, or change the stated maturity of the principal of or any installment of interest on any such Note; (b) reduce the principal amount of or the rate of interest on any such Note or change the obligation of the Company to pay additional amounts with respect to such Note; (c) change the currency of payment of principal of or interest on any such Note; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Note; (e) reduce the percentage of the aggregate amount of Notes outstanding necessary to modify or amend the Fiscal Agency Agreement or the Notes or reduce the percentage of votes or written consents required for the adoption of any action at a meeting of or pursuant to the written consent of holders of Notes; or (f) modify the obligation of the Company to maintain an office or agency outside the United States for the purposes specified in the Fiscal Agency Agreement.

Section 9. Events of Default

Any of the following events shall constitute an event of default under the Notes (each, an “Event of Default”): (a) default in any payment when due of the principal of any Note and continuation of such default for a period of 5 days; (b) default in any payment of any installment of interest or any required payment of an Additional Amount on any of the Notes for a period of 30 days after the date when due; (c) default in performance of any other covenant in the Notes continued for 90 days after notice by the holder of a Note; (d) non payment when due, or acceleration of the maturity, of any indebtedness of the Company in excess of $25,000,000 in respect of any publicly traded indebtedness listed on any stock exchange (other than that created by the Notes), which failure to pay continues for more than 30 days; or any other default under any agreement or agreements continues for more than 30 days, if the effect of such default is non-payment or acceleration of the maturity of such indebtedness in an aggregate principal amount equal to, or greater than, $50,000,000; and (e) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable United States Federal or State or applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable United States Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or (f) the commencement by the Company of a voluntary case or proceeding under any applicable United States Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable United States Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable United States Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its respective property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action. If an Event of Default shall occur and be continuing, any holder may declare such Note due and payable. Any Event of Default may be waived by the holders of a majority in aggregate principal amount of the Notes, except a default in payment declared by a particular holder pursuant to clause (a) or (b).

Section 10. Consolidation, Merger, and Sale of Assets

The Company may consolidate with, or merge into, or sell or convey all or substantially all of its property to, another Person without the consent of holders of the Notes, provided that the successor to the Company assumes all obligations of the Company under the Fiscal Agency Agreement and the Notes.

Section 11. Replacement of Notes and Coupons

If any Note (including any Coupon) is mutilated, defaced or apparently destroyed, lost or stolen, the Fiscal Agent will replace such Note (in such capacity, the “Replacement Agent”) by issuing a new Note upon the surrender of such mutilated or defaced Note or delivery of satisfactory evidence of the destruction, loss or theft thereof to the Replacement Agent. In any such case, indemnity satisfactory to the Fiscal Agent and the Company may be required of the holder of such Note before a replacement Note will be issued. All expenses associated with obtaining such indemnity and in issuing the new Note shall be borne by the owner of the mutilated, defaced or apparently destroyed, lost or stolen Note.

Section 12. Prescription

Under New York’s statute of limitations, any legal action to enforce the Company’s payment obligations evidenced by the Notes or the Coupons must be commenced within 6 years after the payment thereof is due; thereafter the Company’s payment obligations will generally become unenforceable.

Section 13. Further Issues

The Company may, without the consent of the holders of the Notes and Coupons, issue from time to time additional Notes under the Fiscal Agency Agreement, which will be treated as a single series with the Notes offered hereby.

Section 14. Applicable Law

(a) The Notes shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to the conflicts of laws principles thereof.

(b) The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the City and County of New York over any suit, action or proceeding arising out of or related to the Notes or the Coupons. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment; provided that service of process is effected upon the Company in the manner specified in the following paragraph or as otherwise permitted by law.

(c) As long as any of the Notes remain outstanding, the Company will at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to the Notes or the Coupons. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding. The Company has appointed CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at the office of such agent at 111 Eighth Avenue, New York, New York 10011 (or at such other address or, at the office of such other authorized agent as the Company may designate by written notice to the Fiscal Agent), with a copy to the Company at the address for notices set forth in the Fiscal Agency Agreement; provided that failure to deliver any such copy to the Company shall not affect the validity or effectiveness of any such service of process.

Section 15. Notices

All notices to the holders of interests in the Notes will be given by publication at least once in a newspaper in the English language of general circulation in London (which is expected to be the Financial Times) and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg (which is expected to be the d’Wort) or, if publication in London or Luxembourg is not practicable, publication may be made in another principal city in Europe in a newspaper of general circulation. Such notices will be deemed to have been given on the date of such publication, or if published on different dates, on the first date on which publication is made in any publication in which it is required. Couponholders will be deemed for all purposes to have notice of the contents of any notices given to the Noteholders in accordance with this paragraph.

Until such time as any Definitive Notes are issued, there may, so long as the Temporary Global Note is held in its entirety on behalf of Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“CBL”), be substituted for such publication in London, the delivery of the relevant notice to Euroclear and CBL for communication by them to the persons shown in their records as having interests in the Temporary Global Note credited to them and any such notices will be deemed to have been given on the seventh day after delivery to Euroclear and CBL; provided, that the foregoing shall not relieve the Company of its obligation to publish any notices in a daily newspaper of general circulation in Luxembourg so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require such publication.

EXHIBIT D

[Form of Certificate to be Given by Euroclear or CBL]

CERTIFICATE

ROHM AND HAAS COMPANY

€252,781,000 3.50% Notes Due September 19, 2012

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organizations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our “Member Organizations”) substantially to the effect set forth in the Fiscal Agency Agreement, as of the date hereof, €     principal amount of the above-captioned Notes: (i) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations, any estate the income of which is subject to United States federal income taxation regardless of its source, any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more trustees that are U.S. persons have the authority to control all substantial trust decisions or any trust that has validly elected to be treated as a U.S. person for United States federal income tax purposes (“United States persons”); (ii) is owned by United States persons that are: (a) foreign branches of United States financial institutions (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(iv) (“financial institutions”) purchasing for their own account or for resale; or (b) United States persons who acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution or person has agreed, on its own behalf or through its agent, that we may advise the issuer or the issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder); (iii) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), which United States or foreign financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions; or (iv) is owned by persons that are not “U.S. Persons” as defined in Regulation S under the Securities Act of 1933, as amended.

We further certify: (i) that we are not making available herewith for exchange any portion of the Temporary Global Note excepted in such certifications; and (ii) that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange are no longer true and cannot be relied upon as the date hereof.

As used herein, “United States” means the United States of America (including the States and the District of Columbia); and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and the Northern Mariana Islands.

We understand that this certification is required in connection with certain tax laws of the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings.

Dated:      ,      2 Yours faithfully,

By

EUROCLEAR BANK, S.A./N.V., as Operator of the Euroclear System

Yours faithfully,

By

CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG

EXHIBIT E

[Form of Certificate to be Given by Beneficial Owners]

CERTIFICATE

ROHM AND HAAS COMPANY

€252,781,000 3.50% Notes Due September 19, 2012

This is to certify that as of the date hereof, and except as set forth below, the above-captioned notes held by you for our account: (i) are owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations, any estate, the income of which is subject to United States federal income taxation regardless of its source, any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more trustees that are U.S. persons have the authority to control all substantial trust decisions or any trust that has validly elected to be treated as a U.S. person for United States federal income tax purposes (“United States persons”); (ii) are owned by United States person(s) that are: (a) foreign branches of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(iv)) (“financial institutions”) purchasing for their own account or for resale; or (b) United States person(s) who acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution or person hereby agrees, on its own behalf or through its agent, that you may advise the issuer or the issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder); (iii) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Notes is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)) this is to further certify that such financial institution has not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions; or (iv) are owned by persons that are not “U.S. Persons” as defined in Regulation S under the Securities Act of 1933, as amended.

As used herein, “United States” means the United States of America (including the States and the District of Columbia); and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and the Northern Mariana Islands.

We undertake to advise you immediately by facsimile if the above statement as to beneficial ownership is not correct at any time within the first fifteen days following the date of this Certificate as to any of the Notes then appearing in your books as being held for our account.

This certificate accepts and does not relate to €     principal amount of the Notes appearing in your books as being held for our account but which we have sold or as to which we are not yet able to certify. We understand that no payments may be made with respect to such excepted portion and no exchange and delivery of Definitive Notes for such excepted portion may take place until we are able so to certify.

We understand that this certification is required in connection with certain tax laws in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings.

Dated:	, [3]	Account Holder

EXHIBIT F

[FORM OF GLOBAL NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND IS SUBJECT TO UNITED STATES TAX REQUIREMENTS. THIS NOTE IS BEING OFFERED OR SOLD OUTSIDE THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS (AS THAT TERM IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR UNITED STATES PERSONS (AS THAT TERM IS DEFINED IN UNITED STATES TREASURY REGULATIONS SECTION 1.163-5(c)(2)(i)(D)). ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

ROHM AND HAAS COMPANY

€252,781,000 3.50% Notes due September 19, 2012

This Note is a Global Note without interest coupons (“Coupons”) in respect of a duly authorized issue by Rohm and Haas Company (the “Company,” which term shall. include any successor corporation) of notes, designated as specified in the title hereof (the “Notes”), in the aggregate principal amount of €252,781,000 initially represented by a single temporary global note without Coupons (the “Temporary Global Note”). The Notes are issued with the benefit of a Fiscal Agency Agreement, dated as of September 19, 2005 (the “Fiscal Agency Agreement”), between the Company, JPMorgan Chase Bank, N.A., as Fiscal Agent, and the Paying Agents named therein. This Global Note is issued subject to the Fiscal Agency Agreement and the Terms and Conditions (the “Conditions”) and the guarantee of the Guarantor (“Guarantee”) attached hereto.

The Company, for value received, hereby promises to pay to the bearer upon presentation and surrender hereof at the office of the Fiscal Agent specified in the Fiscal Agency Agreement on September 19, 2012, or on such earlier date as such sum may become repayable in accordance with the Conditions, the principal sum of €252,781,000 or, if less, the Certified Amount (as hereinafter defined), and will pay interest on the said principal sum in accordance with the preamble to the Conditions from September 19, 2005 in arrears on each Interest Payment Date, together with such additional amounts (if any) as may be payable under Section 6 of the Conditions, subject to and in accordance with the Conditions.

This Global Note will be deposited with JPMorgan Chase Bank, N.A, as common depositary (the “Common Depositary”) on behalf of Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“CBL”) for credit to the respective accounts of Euroclear and CBL (or to such other accounts as Euroclear or CBL may have directed). The principal amount of this Global Note shall be reduced on exchange for Definitive Notes by endorsement by the Fiscal Agent as specified below.

On and after the Restricted Period Expiration Date (as defined below) CBL or Euroclear may present to the Fiscal Agent one or more certificates signed by CBL or Euroclear, as the case may be, dated not earlier than the Restricted Period Expiration Date, substantially in the form of Exhibit E to the Fiscal Agency Agreement with respect to all or a portion of the principal amount of the Temporary Global Note, whereupon the Fiscal Agent will endorse on Schedule II hereto as an addition an amount equal to the portion of the Temporary Global Note in respect of which such certificates have been received in exchange for a corresponding portion of this Global Note (the aggregate amount so endorsed, less subtractions to such aggregate amount endorsed on account of exchanges for Definitive Notes, is herein referred to as the “Certified Amount”).

This Global Note is exchangeable in whole only (free of charge to the holder) for the Definitive Notes described below: (i) if this Global Note is held on behalf of a clearing system and such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or such clearing system announces an intention permanently to cease business or does in fact do so; (ii) if principal in respect of any Notes is not paid when due and payable; (iii) if any holder of an interest in this Global Note makes a written request for such exchange to the Fiscal Agent; or (iv) if the Company would suffer a material disadvantage in respect of the Notes as a result of a change in the laws or regulations (taxation or otherwise) of any jurisdiction referred to in “Payment of Additional Amounts” which would not be suffered were the Notes in definitive form and a certificate to such effect signed by two executive officers of the Company is delivered to the Fiscal Agent for display to Noteholders, by such holder giving notice to the Fiscal Agent, or by the Company giving notice. Thereupon (in the case of (i), (ii) and (iii) above) the holder may give notice to the Fiscal Agent, and (in the case of (iv) above) the Company may give notice to the Fiscal Agent and the Noteholders, of its intention to exchange this Global Note for Definitive Notes on or after the Exchange Date (as defined below) specified in the notice.

If principal in respect of any Notes is not paid when due and payable, then the holder of this Global Note may by notice to the Fiscal Agent require the exchange of a specified principal amount of this Global Note (which maybe equal to or (provided that, if this Global Note is held by, or on behalf of, a clearing system, such clearing system agrees) less than the outstanding principal amount of Notes represented thereby) for Definitive Notes on or after the Exchange Date specified in such notice.

On or after any Exchange Date the holder of this Global Note may surrender this Global Note to, or to the order of, the Fiscal Agent. In exchange for this Global Note, the Company will deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Notes (having attached to them all Coupons in respect of interest which has not already been paid on this Global Note), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in the Fiscal Agency Agreement.

For the purpose hereof, “Exchange Date” means a day falling not less than 60 days, or in the case of exchange pursuant to (ii) above 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Fiscal Agent is located and, except in the case of exchange pursuant to (i) above, in the cities in which the relevant clearing system is located. Definitive Notes will be issued in bearer form in denominations of €50,000 and above, with interest Coupons (each a “Coupon”) attached.

For the purposes hereof, “Restricted Period Expiration Date” shall mean the date which is 40 days after the Closing Date.

Payments of principal of, and interest and Additional Amounts, if any, on, any portion of the Notes which is represented by this Global Note shall be made to each of Euroclear and CBL in respect of the portion of this Global Note held for its account; provided that payment will only be made to Euroclear and CBL in respect of the Certified Amount at the opening of business on the applicable Payment Date.

Payments of principal, premium and interest in respect of Notes represented by this Global Note will be made against presentation for endorsement and, if no further payment fails to be made in respect of the Notes, surrender of this Global Note to, or to the order of, the Fiscal Agent or such other Paying Agents as shall have been notified to the Noteholders for such purpose. A record of each payment so made will be endorsed in the appropriate schedule to this Global Note, which endorsement will be prima facie evidence that such payment has been made in respect of the Notes.

Each of Euroclear and CBL has undertaken to credit such amounts received by it in respect of this Global Note on the relevant Payment Date to the accounts of those persons appearing in their respective records as owners of beneficial interests in this Global Note.

Until the entire principal amount of this Global Note has been exchanged for Definitive Notes, holders of beneficial interests in this Global Note shall in all respects be entitled to the same benefits, and subject to the same terms and conditions as, a holder of the Definitive Notes for which such interests could be exchanged, except that neither the holder hereof nor the beneficial owners of this Global Note shall be entitled to receive payments of principal of, or interest or Additional Amounts (if any) on, this Global Note, except as provided in the Fiscal Agency Agreement and in this Global Note.

All terms used in this Global Note which are defined in the Fiscal Agency Agreement, the Conditions or the Definitive Notes shall, unless otherwise defined herein, have the meanings assigned to them therein.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent in accordance with the Fiscal Agency Agreement, this Global Note shall not be valid or obligatory for any purpose.

This Global Note shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF the Company has caused this Global Note to be signed on its behalf by its duly authorized representative.

Dated:September 19, 2005	ROHM AND HAAS COMPANY
ATTEST:	By: Name:
Title:

By:______________________ Name:
Title:
CERTIFICATE OF AUTHENTICATION
This is the Global Note described in
the within-mentioned Fiscal Agency Agreement
JPMORGAN CHASE BANK, N.A., as Fiscal Agent
By:	—
Authorized Officer

SCHEDULE I

THE COMPANY

ROHM AND HAAS COMPANY
100 Independence Mall West
Philadelphia, Pennsylvania 19106
U.S.A.

FISCAL AGENT AND PRINCIPAL PAYING AGENT

JPMORGAN CHASE BANK, N.A.
Trinity Tower
9 Thomas More Street
London E1W 1YT
United Kingdom

PAYING AGENT

THE BANK OF NEW YORK (LUXEMBOURG) S.A.
Aerogolf Center
1A, Hoehenhof
L-1736 Senningerberg
Luxembourg

2To be dated no earlier than the Restricted Period Expiration Date.

3Certification must be dated on or after the 15th day before the date of the Euroclear or CBL certificate to which this certification relates.

SCHEDULE II
CERTIFIED AMOUNT OF THE PERMANENT GLOBAL NOTE

The following additions of parts of this Global Note to the Certified Amount have been made:

	Principal amount	Aggregate Certified	Notation made
	added to Certified	Amount following	on behalf of
Date Made	Amount	such addition	the Fiscal Agent

SCHEDULE III
EXCHANGES FOR DEFINITIVE NOTES

The following exchanges of this Global Note for Definitive Notes have been made.

Date Made	Principal amount exchanged for Definitive Notes	Notation made on behalf of the Fiscal Agent